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Exhibit 4.11

HOLDING ACCOUNT AGREEMENT

        This HOLDING ACCOUNT AGREEMENT (this "Agreement") is dated as of August 20, 2004, and entered into by and among LAS VEGAS SANDS, INC., a Nevada corporation ("LVSI"), VENETIAN CASINO RESORT, LLC, a Nevada limited liability company ("VCR" and jointly and severally with LVSI, "Pledgor"), THE BANK OF NOVA SCOTIA, as custodian and in its capacity as a "securities intermediary" as defined in Section 8-102 of the UCC and a "bank" as defined in Section 9-102 of the UCC (in such capacities, the "Financial Institution"), and THE BANK OF NOVA SCOTIA, a Canadian chartered bank, in its capacity as the Intercreditor Agent under the Intercreditor Agreement (as defined below) (in such capacity, "Intercreditor Agent") for and on behalf of (i) each Bank Secured Party (as defined below), (ii) U.S. Bank National Association, a national banking association, as the trustee (the "Mortgage Notes Indenture Trustee") for and on behalf of the Mortgage Note Holders (individually, each a "Mortgage Note Secured Party" and together, the "Mortgage Note Secured Parties") under the Mortgage Notes Indenture (as defined below) and (iii) the Intercreditor Agent.

PRELIMINARY STATEMENTS

        A. Credit Agreement. Concurrently herewith, LVSI, VCR, the Administrative Agent, the Syndication Agent and the Lenders have entered into a Credit Agreement dated as of the date hereof (the "Credit Agreement") pursuant to which the Lenders have agreed, subject to the terms thereof, to provide Credit Extensions to LVSI and VCR, jointly and severally, in an aggregate amount and for purposes specified therein.

        B. Mortgage Notes Indenture. LVSI, Venetian, certain guarantors named therein and the Mortgage Notes Indenture Trustee entered into the Mortgage Notes Indenture, dated as of June 4, 2002 (the "Mortgage Notes Indenture"), pursuant to which LVSI and Venetian issued the Notes (referred to therein).

        C. Capacity and Obligations of Intercreditor Agent. Concurrently herewith, the Intercreditor Agent, the Bank Agent and the Mortgage Notes Indenture Trustee have entered into the Amended and Restated Intercreditor Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified, from time to time, the "Intercreditor Agreement"), which sets forth certain agreements among such lenders with respect to the priority of the liens created hereunder, the enforcement of remedies and the allocation of the proceeds of any realization upon collateral. The Intercreditor Agent is entering into this Agreement and shall perform its obligations as set forth herein and in the manner provided, pursuant to the provisions of the Intercreditor Agreement and shall take directions from time to time from one or more of the Secured Credit Parties as defined and provided for therein.

        D. Condition. It is a condition precedent to the making of Loans and other extensions of credit under the Credit Agreement by the Lenders that Pledgor shall establish the Holding Account, grant control of the Holding Account to the Intercreditor Agent, and undertake the obligations contemplated by this Agreement.

        NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to enter into the Credit Agreement and make loans and other extensions of credit thereunder and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby agrees with Intercreditor Agent as follows:

        SECTION 1. Certain Definitions.

         (a)  Specific Definitions. The following terms used in this Agreement shall have the following meanings:

        "Bank Secured Parties" means the Secured Parties, as defined in the Credit Agreement.

        "Bank Secured Obligations" means the Bank Secured Obligations and Senior Lender Hedging Obligations, each as defined in the Intercreditor Agreement.

        "Broker-Dealer" means a person registered as a broker or dealer under the Securities Exchange Act of 1934, as amended.

        "Collateral" means (i) the Holding Account, (ii) all amounts held from time to time in the Holding Account, (iii) all Investments, including all financial assets, security entitlements, securities (whether certificated or uncertificated), instruments, accounts, general intangibles and deposits representing or evidencing any Investments, (iv) all interest, dividends, cash, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Collateral, and (v) to the extent not covered by clauses (i) through (iv) above, all proceeds of any or all of the foregoing Collateral.

        "Financial Institution" is defined in the preamble.

        "Holding Account" means the securities account established and maintained with Financial Institution pursuant to Section 2.

        "Investments" means any Financial Assets credited to the Holding Account, and any other property acquired by Financial Institution as securities intermediary hereunder in exchange for, with proceeds from or distributions on, or otherwise in respect of any Investments.

        "Mortgage Notes Secured Obligations" means the Mortgage Notes Secured Obligations, as defined in the Intercreditor Agreement.

        "Overnight Investments" means an interest bearing overnight deposit account with a Canadian branch of The Bank of Nova Scotia.

        "Permitted Investments" means Cash and Cash Equivalents.

        "Secured Obligations" means the Obligations as defined in the Intercreditor Agreement.

        "Secured Parties" means the Bank Secured Parties and the Mortgage Notes Secured Parties.

        "Suspension Period" means each period beginning on the occurrence of a Potential Event of Default or Event of Default and continuing so long as any Potential Event of Default or Event of Default shall continue.

         (b)  General Provisions. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the UCC are used herein as therein defined. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. When a reference is made in this Agreement to an Appendix, Exhibit, Introduction, Recital, Section or Schedule, such reference shall be to an Appendix, an Exhibit, the Introduction, a Recital or a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include, "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        SECTION 2. Establishment and Operation of the Holding Account.

         (a)  Establishment of Bank Proceeds Account. Pledgor and Intercreditor Agent hereby authorize and direct Financial Institution to establish and maintain at its office at One Liberty Plaza, New York, New York 10006, a securities account in the name of Pledgor, and under the control of Intercreditor Agent, designated as "Account number 03035-18, The Bank of Nova Scotia, as Administrative Agent

under the Credit Agreement, dated as of August 20, 2004, Holding Account". Financial Institution hereby undertakes to treat Intercreditor Agent as the Person entitled to exercise the rights that comprise any Financial Asset credited to the Holding Account. The Intercreditor Agent and the Pledgor agree that this account shall be the "Holding Account."

         (b)  Operations of the Holding Account. The Holding Account shall be operated, and all Investments shall be acquired and registered or held (as applicable), in accordance with the terms of this Agreement and the directions of Intercreditor Agent. Each of the parties hereto acknowledges and agrees that the Holding Account is intended to be a securities account (as defined in Section 8-501 of the UCC).

         (c)  Account Statements. Financial Institution shall send Intercreditor Agent and Pledgor written account statements with respect to the Holding Account not less frequently than monthly. Reports or confirmation of the execution of orders and statements of account shall be conclusive if not objected to in writing within 30 days after delivery pursuant to Section 21.

        SECTION 3. Mechanics of Deposits of Funds in Holding Account.

         (a)  Acknowledgement of Deposit. Financial Institution and Intercreditor Agent acknowledge the deposit of $354,493,707.13 in the Holding Account on the date hereof.

         (b)  Transfers to the Holding Account. All transfers of funds to the Holding Account shall be made by wire transfer (or, if applicable, intra-bank transfer from another account of Pledgor with Financial Institution) of immediately available funds, in each case addressed as follows:

    The Bank of Nova Scotia—New York Agency
    ABA # 0260-0253-2
    for credit to account # 0305-18
    Reference: Venetian Phase II Project—Holding Account
    Attention: Hilda Gabbidon and Vicki Gibson

         (c)  Notice of Transfers. In the event of any transfer of funds to or from the Holding Account, Pledgor, Intercreditor Agent or Financial Institution, as the case may be, shall promptly after initiating or sending out written instructions with respect to such transfer, give notice to each other such party by facsimile of the date and amount of such transfer.

        SECTION 4. Permitted Investments and Transfers of Amounts in the Holding Account.

         (a)  Strict Compliance. Cash held by Financial Institution in the Holding Account shall not be (i) invested or reinvested, (ii) sold or redeemed, or (iii) transferred from the Holding Account, except as provided in this Section 4.

         (b)  Pledgor's Right to Direct Investment. Except during any Suspension Period, Financial Institution shall, in accordance with Pledgor's written Entitlement Orders given to Financial Institution from time to time, sell or redeem Investments, and apply amounts transferred to, or held for the credit of, the Holding Account to make Investments for credit to the Holding Account, in Financial Institution's name and as custodian under this Agreement, in Permitted Investments. During any Suspension Period, (i) Pledgor's right to direct such Investments under this Section 4(b) shall be suspended, and Financial Institution shall not accept Entitlement Orders with respect to the Securities Accounts from any person other than Intercreditor Agent; and (ii) any credit balances shall be invested and reinvested only as provided in Section 4(c).

         (c)  Overnight Investments. To the extent that there are credit balances expected in the Holding Account as of the end of the day, or as of 12:00 noon, New York time on any Business Day after settlement of all pending transactions, unless otherwise instructed by Intercreditor Agent or Pledgor pursuant to Section 4(b), Financial Institution shall apply the expected credit balances to acquire

Overnight Investments. Any Overnight Investments shall be held for the credit of the Holding Account. Pledgor shall have no right to invest funds in the Holding Account to the extent that free balances have been invested in Overnight Investments pursuant to this Section. Pledgor hereby acknowledges that, as foreign deposit accounts, "Overnight Investments" may not benefit from any protections afforded to domestic depositors by state or Federal law, may have a lesser preference in a liquidation than a domestic deposit, and are subject to cross-border risks. No U.S. licensed office of The Bank of Nova Scotia separately guarantees or promises the repayment of any Overnight Investment.

         (d)  Actions of Financial Institution on Purchase of Investments. Promptly upon the purchase, acquisition or transfer for credit of the Holding Account of any Investment, Financial Institution shall take all steps that it customarily takes in the ordinary course of its business to ensure that such Investment is credited on its books to the Holding Account. Without limiting the generality of the foregoing, Financial Institution shall promptly (i) send to Pledgor and Intercreditor Agent a written confirmation of the acquisition of such Investment, and (ii) indicate by book entry in its records that such Investment has been credited to, and is held for the credit of, the Holding Account. Financial Institution agrees with Pledgor and Intercreditor Agent that any cash, Investments or property credited to, or held for the credit of, the Holding Account shall be treated as Financial Assets.

         (e)  Interest on Holding Account. Amounts held on deposit or as credit balances in the Holding Account shall not bear interest, although to the extent invested in Investments (including Overnight Investments), deposit or credit balances may realize interest income.

          (f)  Control Agreement. Financial Institution shall, if and as directed in writing by Intercreditor Agent, without the consent of Pledgor, (i) comply with Entitlement Orders originated by Intercreditor Agent with respect to the Holding Account and any Security Entitlements therein, (ii) transfer, sell or redeem any of the Collateral, (iii) transfer any or all of the Collateral to any account or accounts designated by Intercreditor Agent, including an account established in Intercreditor Agent's name (whether at Intercreditor Agent or Financial Institution or otherwise), (iv) register title to any Collateral in any name specified by Intercreditor Agent, including the name of Intercreditor Agent or any of its nominees or agents, without reference to any interest of Pledgor, or (v) otherwise deal with the Collateral as directed by Intercreditor Agent; provided that Intercreditor Agent agrees not to take any such action unless a Potential Event of Default or an Event of Default has occurred and is continuing. Financial Institution shall act on any instruction of Intercreditor Agent notwithstanding assertions or proof that (1) Intercreditor Agent has no right under Sections 14 or 15 to originate the instruction or take the underlying action; (2) such instruction or action constitutes a breach of this Agreement or any other agreement; or (3) this Agreement has terminated, unless notified in writing by Intercreditor Agent that this Agreement has terminated and such notice has not been withdrawn. Nothing contained in this paragraph shall constitute a waiver of by Pledgor of any rights or remedies it may have against Intercreditor Agent under this Agreement or any other agreement. If the Pledgor is otherwise entitled to give any entitlement orders or instructions with respect to the Holding Account in accordance with Sections 4(b) or 8(b) hereof and such entitlement orders or instructions conflict with instructions of the Intercreditor Agent, the Financial Institution shall comply with the entitlement orders and instructions issued by the Intercreditor Agent. The intent of the foregoing is to perfect both of the liens granted under Section 5(a) and Section 5(b).

         (g)  Deposit of Proceeds. Any interest earned on the Holding Account in accordance with Section 4(e), any interest, cash dividends or other cash distributions received in respect of any Investments and the net proceeds of any sale or payment of any Investments shall be promptly credited to, and held for the credit of, the Holding Account. Any distribution of property, other than cash in respect of any Investment shall be credited to and held for the credit of the Holding Account; provided that, unless otherwise instructed in writing by Intercreditor Agent, Financial Institution shall, for credit to the Holding Account, promptly sell, redeem or otherwise liquidate any such property that, as of the date of receipt, is not a Permitted Investment.

        SECTION 5. Pledge of Security for Secured Obligations.

         (a)  Senior Grant in Favor of Intercreditor Agent on behalf of Bank Secured Parties. Pledgor hereby pledges and assigns to, and hereby grants to, Intercreditor Agent, on behalf of and for the benefit of the Bank Secured Parties and the Intercreditor Agent, a security interest in, all of Pledgor's right, title and interest in and to the Collateral as collateral security for the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. 362(a)), of all Bank Secured Obligations.

         (b)  Junior Grant in Favor of Intercreditor Agent on behalf of Mortgage Notes Secured Parties. Pledgor hereby pledges and assigns to, and hereby grants to, Intercreditor Agent, on behalf of and for the benefit of the Mortgage Notes Secured Parties, a security interest in, all of Pledgor's right, title and interest in and to the Collateral as collateral security for the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. 362(a)), of all Mortgage Notes Secured Obligations.

        SECTION 6. Acknowledgement of Security Interest in Favor of Intercreditor Agent; Covenant Against Creation of other Interests.

         (a)  Acknowledgement of Security Interest. Financial Institution acknowledges the security interest granted by Pledgor in favor of Intercreditor Agent in the Collateral.

         (b)  Acknowledgement of Financial Institution's Role. Financial Institution hereby further acknowledges that it holds the Holding Account, and all Security Entitlements therein, as custodian for, for the benefit of, and subject to the control of, Intercreditor Agent. Financial Institution shall, by book entry or otherwise, indicate that the Holding Account and all Security Entitlements registered to or held therein are subject to the control of Intercreditor Agent as provided in Section 4(f).

         (c)  Financial Institution Has No Notice of Adverse Claims. Financial Institution represents and warrants that (i) it has no notice of any adverse claim against any of the Collateral other than the claim of Intercreditor Agent under this Agreement; and (ii) it is not, in its capacity as securities intermediary, party to any agreement other than this Agreement that governs its rights or duties, or limits or conflicts with the rights of Intercreditor Agent, including the exclusive right of Intercreditor Agent to control as provided in Section 4(f), with respect to the Holding Account.

         (d)  Financial Institution Shall Not Acknowledge Other Claims. Financial Institution agrees that, except as expressly provided in this Agreement or with the written consent of Intercreditor Agent, it shall not agree to or acknowledge (i) any right by any Person other than Intercreditor Agent to originate Entitlement Orders or control with respect to the Holding Account; or (ii) any limitation on the right of Intercreditor Agent to originate Entitlement Orders with respect to or direct the transfer of any Investments or cash credited to the Holding Account.

        SECTION 7. Financial Institution Maintenance of the Holding Account.

         (a)  Transactions Shall Comply With Rules. The parties acknowledge that all transactions in Financial Assets under this Agreement shall be in accordance with the rules and customs of the exchange, market or clearing organization, if any, in which the transactions are executed or settled and in conformity with applicable law and regulations of governmental authorities and future amendments or supplements thereto.

         (b)  Fees and Charges of Financial Institution. Pledgor shall pay to Financial Institution, in accordance with Financial Institution's usual schedule of charges or any written agreement between

Financial Institution and Pledgor, any fees or charges reasonably imposed by Financial Institution with respect to the establishment, maintenance and transactions in or affecting the Holding Account.

         (c)  Financial Institution Shall Not Permit Leverage of Investments. Financial Institution shall not execute any transaction to acquire a Financial Asset under Section 4(b) unless there are sufficient funds in the Holding Account or reasonably expected with respect to pending transactions in the Holding Account to settle such transaction for the account of the Holding Account. Notwithstanding the foregoing sentence, in the event that Financial Institution executes a transaction without adequate funds to settle the transaction, Pledgor shall be liable to Financial Institution for any deficiency and shall promptly reimburse Financial Institution for any loss or expense incurred thereby, including losses sustained by reason of Financial Institution's inability to borrow any securities or other property sold for the Holding Account. Pledgor agrees to pay interest charges which may be imposed by Financial Institution in accordance with its usual custom, with respect to late payments for Financial Assets purchased for the Holding Account and prepayments to the Holding Account (i.e., the crediting of the proceeds of sale before the settlement date or receipt by Financial Institution of the items sold in good deliverable form). Pledgor agrees to pay promptly any amount which may become due in order to satisfy demands for additional margin or marks to market with respect to any security purchased or sold on instruction from Pledgor.

         (d)  Risk of Investments and Transactions. It is not the intention of the parties that Financial Institution should bear any investment risk associated with Permitted Investments or Overnight Investments acquired for the credit of the Holding Account in accordance with Section 4. Any losses or gains realized on such Investments shall be charged or credited to the Holding Account, as appropriate. On committing to a transaction for the credit of the Holding Account pursuant to an instruction permitted in accordance with Section 4, Financial Institution may, (i) pending settlement, block (A) the Investments to be sold or (B) credit balances sufficient to settle any acquisition and, (ii) at the time of settlement, deliver such Investments or funds in accordance with the rules, custom or practice of the particular market.

         (e)  Use of Intermediaries and Nominees. Financial Institution is authorized, subject to Intercreditor Agent's written instructions, to register any Financial Assets acquired by Financial Institution pursuant to this Agreement in the name of Financial Institution or in the name of its nominee, or to cause such securities to be registered in the name of a Federal reserve bank, a recognized securities intermediary or clearing corporation, or a nominee of any of them. Financial Institution may at any time and from time to time appoint, and may at any time remove, any bank, trust company, clearing corporation, or Broker-Dealer as its agent to carry out such of the provisions of this Agreement. The appointment or use of any intermediary, or the appointment of any such agent, shall not relieve Financial Institution of any responsibility or liability under this Agreement.

          (f)  Corporate Actions. Except as otherwise set forth herein, the parties agree that neither Intercreditor Agent nor Financial Institution shall have any responsibility for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rate changes or similar matters relating to any Financial Assets credited to or held for the credit of the Holding Account (except based on written instructions originated by Pledgor or Intercreditor Agent), or for informing Pledgor or Intercreditor Agent with respect thereto, whether or not Financial Institution or Intercreditor Agent has, or is deemed to have, knowledge of any of the aforesaid. Financial Institution is authorized to withdraw securities sold or otherwise disposed of, and to credit the Holding Account with the proceeds thereof or make such other disposition thereof as may be directed in accordance with this Agreement. Financial Institution is further authorized to collect all income and other payments which may become due on Financial Assets credited to the Holding Account, to surrender for payment maturing obligations and those called for redemption and to exchange certificates in temporary form for like certificates in definitive form, or, if the par value of any shares is changed, to effect the exchange for new certificates. It is understood and agreed by Pledgor and Intercreditor Agent that, although

Financial Institution will use reasonable efforts to effect the transactions set forth in the preceding sentence, Financial Institution shall incur no liability for its failure to effect the same unless its failure is the result of willful misconduct

         (g)  Disclosure of Account Relationships. Pledgor and Intercreditor Agent acknowledge that Financial Institution may be required to disclose to securities issuers the name, address and securities positions with respect to Financial Assets credited to the Holding Account, and hereby consent to such disclosures.

         (h)  Forwarding of Documents. Financial Institution shall forward to Pledgor and Intercreditor Agent, or notify Pledgor and Intercreditor Agent by telephone of, all communications received by Financial Institution as owner of any Financial Assets credited to the Holding Account and which are intended to be transmitted to the beneficial owner thereof.

          (i)  Direction of Intercreditor Agent Controls in Disputes. Pledgor, Financial Institution and Intercreditor Agent hereby agree that in the event any dispute arises with respect to the payment, ownership or right to possession of the Holding Account or any other Collateral credited to or held therein, Financial Institution shall take such actions and shall refrain from taking such actions with respect thereto as may be directed by Intercreditor Agent.

          (j)  No Setoff, etc. Financial Institution shall not exercise on its own behalf any claim, right of set-off, banker's lien, clearing lien, counterclaim or similar right against any of the Collateral; provided that Financial Institution may deduct, from any credit balances, any usual and ordinary transaction and administration fees payable in connection with the administration and operation of the Holding Account. Except for claims for deductions permitted in the preceding sentence, Financial Institution agrees that any security interest it may have in the Holding Account or any security entitlement carried therein shall be subordinate and junior to the interest of Intercreditor Agent.

         (k)  Care of Financial Assets. Financial Institution shall maintain possession or control of all Financial Assets credited to the Holding Account by segregating such Financial Assets from its proprietary assets and keeping them free of any lien, charge or claim of any third party granted or created by Financial Institution. Financial Institution shall take such other steps to ensure that Financial Assets credited to the Holding Account are identified as being held for customers of Financial Institution as may required under applicable law, including 17 CFR Part 450, or in accordance with custom and practice in the industry.

        SECTION 8. Transactions in Holding Account.

         (a)  Power of Intercreditor Agent to Sell or Transfer. Pledgor agrees that Intercreditor Agent may sell or cause the sale or redemption of any Investment and instruct Financial Institution to transfer the proceeds of such sale or any other credit or balance in the Holding Account to any third party or account, in either case (i) if such sale or redemption is necessary to permit Intercreditor Agent to perform its duties under this Agreement or the Credit Agreement, or (ii) as provided in Section 14.

         (b)  Drawings by Pledgor and Transfer of Funds Upon Effectiveness of Disbursement Agreement. Pledgor has no right to transfer funds from the Holding Account at any time, other than as set forth in the following sentence. Concurrently with the effectiveness of the Disbursement Agreement (on the "Effective Date" as defined therein), Pledgor may instruct Financial Institution to transfer all amounts on account in the Holding Account to the Bank Proceeds Account. Promptly upon such transfer, Pledgor shall close the Holding Account, and this Agreement shall be of no further force and effect. Intercreditor Agent hereby agrees that, at any time after the occurrence of the Effective Date, if requested by Financial Institution to do so, it will confirm in writing that the Effective Date has occurred.

        SECTION 9. Representations and Warranties By Financial Institution. Financial Institution hereby represents and warrants to Pledgor and Intercreditor Agent as follows:

         (a)  Corporate Power. Financial Institution has all necessary corporate power and authority to enter into and perform this Agreement.

         (b)  Execution Authorized. The execution, delivery and performance of this Agreement by Financial Institution have been duly authorized by all necessary corporate action on the part of Financial Institution.

         (c)  Financial Institution. Financial Institution maintains securities accounts for others in the ordinary course of its business, will maintain the Holding Account in such fashion and therefore is a "securities intermediary" (as that term is defined in Section 8-102(a)(14) of the UCC) and is acting in such capacity with respect to the Holding Account. Financial Institution is not a "clearing corporation" (as that term is defined in Section 8-102(a)(5) of the UCC).

         (d)  Securities Account. The Holding Account is a "securities account" as defined in Section 8-501 of the UCC.

        SECTION 10. Representations and Warranties. Pledgor represents and warrants as follows:

         (a)  Ownership of Collateral; Security Interest; Perfection and Priority. Pledgor is (or at the time of transfer thereof to Financial Institution will be) the legal and beneficial owner of the Collateral from time to time transferred by Pledgor to Financial Institution, as agent for Intercreditor Agent, free and clear of any Lien except for the security interest created by this Agreement. The pledge and assignment of the Collateral pursuant to this Agreement creates a valid security interest in the Collateral securing the payment of the Obligations. Assuming compliance by Financial Institution with this Agreement, Intercreditor Agent will have a perfected security interest in the Collateral senior in priority to any other security interest created by Pledgor.

         (b)  Governmental Authorizations. Except as may be required under Nevada gaming laws, no authorization, approval or other, action by, and no notice to or filing with, any Governmental Instrumentality is required for either (i) the grant by Pledgor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by Pledgor, or (iii) the perfection of or the exercise by Intercreditor Agent or Financial Institution of its rights and remedies hereunder (except as may have been taken by or at the direction of Pledgor).

         (c)  Other Information. All information heretofore, herein or hereafter supplied to Intercreditor Agent or Financial Institution by or on behalf of Pledgor with respect to the Collateral and the establishment of the Holding Account is accurate and complete in all material respects.

        SECTION 11. Further Assurances.

         (a)  Pledgor. Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or reasonably desirable, or that Intercreditor Agent, may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Intercreditor Agent or Financial Institution to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor shall (a) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or reasonably desirable, or as Intercreditor Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, and (b) at Intercreditor Agent's request, appear in and defend any action or proceeding that may affect Pledgor's title to or Intercreditor Agent's security interest in all or any part of the Collateral.

         (b)  Financial Institution. Financial Institution shall take such further actions as Intercreditor Agent shall reasonably request as being necessary or desirable to maintain or achieve perfection or priority of Intercreditor Agent's security interest with respect to the Collateral and to permit Intercreditor Agent to exercise its rights with respect to the Collateral.

        SECTION 12. Transfers and other Liens. Pledgor agrees that, except as permitted in Section 4(b) and for the security interest created by this Agreement, it shall not (a) sell, assign (by operation of law or otherwise), redeem or otherwise dispose of any of the Collateral or (b) create or suffer to exist any Lien upon or with respect to any of the Collateral.

        SECTION 13. Intercreditor Agent Appointed Attorney-in-Fact; Intercreditor Agent Performance.

         (a)  Intercreditor Agent Appointed Attorney-in-Fact. Pledgor hereby irrevocably appoints Intercreditor Agent as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Intercreditor Agent or otherwise, from time to time in Intercreditor Agent's discretion to take any action and to execute any instrument that Intercreditor Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including (a) to file one or more financing or continuation statements, or amendments thereto, relative to all or any part of the Collateral without the signature of Pledgor and (b) to receive, endorse and collect any instruments or other Investments made payable to Pledgor representing any dividend, principal or interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

         (b)  Performance by Intercreditor Agent. If Pledgor fails to perform any agreement contained herein, Intercreditor Agent may itself perform, or cause performance of, such agreement, and the expenses of Intercreditor Agent incurred in connection therewith shall be payable by Pledgor under Section 16.

        SECTION 14. Remedies.

         (a)  Transfer or Sequestration of Collateral after Potential Event of Default or Event of Default. If any Potential Event of Default or Event of Default shall have occurred and be continuing, Intercreditor Agent may instruct Financial Institution to (i) sell or redeem any Investments, (ii) transfer any or all of the Collateral constituting Cash to a deposit account or transfer any or all of the Collateral to any account designated by Intercreditor Agent, including account or accounts established in Intercreditor Agent's name (whether at Intercreditor Agent or Financial Institution or otherwise), (iii) register title to any Collateral in any name specified by Intercreditor Agent, including the name of Intercreditor Agent or any of its nominees or agents, without reference to any interest of Pledgor, or (iv) otherwise deal with the Collateral as directed by Intercreditor Agent.

         (b)  Rights of Intercreditor Agent after Event of Default. If any Event of Default shall have occurred and be continuing, Intercreditor Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a Intercreditor Agent on default under the UCC (whether or not the UCC applies to the affected Collateral), and Intercreditor Agent may also in its sole discretion sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker's board or at any of Intercreditor Agent's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Intercreditor Agent may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Intercreditor Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Intercreditor Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

         (c)  Agreement as to Manner of Sale. Pledgor hereby agrees that the Collateral is of a type customarily sold on recognized markets and, accordingly, that no notice to any Person is required before any sale of any of the Collateral pursuant to the terms of this Agreement; provided that, without prejudice to the foregoing, Pledgor agrees that, to the extent notice of any such sale shall be required by law, at least ten days' notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.

         (d)  Deficiency. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Obligations, Pledgor shall be liable for the deficiency and the fees of any attorneys employed by Intercreditor Agent to collect such deficiency.

        SECTION 15. Application of Proceeds. If any Event of Default shall have occurred and be continuing, all cash included as Collateral and all proceeds received by Intercreditor Agent in respect of any sale or redemption of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Intercreditor Agent, be held by or for Intercreditor Agent as Collateral for, or then, or at any other time thereafter, applied in full or in part by Intercreditor Agent against, the Obligations as provided in the Intercreditor Agreement. Upon the termination of the Intercreditor Agreement, all proceeds shall be applied first to the Bank Secured Obligations and second to the Mortgage Notes Secured Obligations.

        SECTION 16. Limitations on Duties; Exculpation; Indemnity; Expenses.

         (a)  Financial Institution.

            (i)  Limitation on Duties. Financial Institution's duties hereunder are only those specifically provided herein, and Financial Institution shall incur no liability whatsoever for any actions or omissions hereunder except for any such liability arising out of or in connection with Financial Institution's gross negligence or willful misconduct. Financial Institution has no obligation to inquire into, or to ensure, the sufficiency of this Agreement or the arrangements described hereunder to satisfy any objectives of Intercreditor Agent or Pledgor. Financial Institution shall have no duty to supervise or to provide investment counseling or advice to Pledgor or Intercreditor Agent with respect to the purchase, sale, retention or other disposition of any Financial Assets held hereunder. Except as specifically otherwise provided in this Agreement, Financial Institution shall not be responsible for enforcing compliance by the other parties to this Agreement with their respective duties and obligations to each other under this or any other Agreement.

           (ii)  Consultation with Counsel. Financial Institution may consult with, and obtain advice from, legal counsel as to the construction of any of the provisions of this Agreement, and shall incur no liability in acting in good faith in accordance with the reasonable advice and opinion of such counsel.

          (iii)  Indemnification. Pledgor agrees to indemnify Financial Institution from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees and expenses) in any way relating to, growing out of or resulting from this Agreement or the performance of its obligations hereunder, except to the extent arising out of or in connection with Financial Institution's gross negligence or wilful misconduct.

          (iv)  Reasonable Reliance. Financial Institution shall be fully protected and shall suffer no liability in acting in accordance with any written instructions reasonably believed by it to have been given (A) by Intercreditor Agent with respect to any aspect of the operation of the Holding Account (including any such instructions relating to any investment or transfer of any amounts held therein or (B) by Pledgor, to the extent provided in Section 4(b), with respect to the Holding Account.

         (b)  Intercreditor Agent.

            (i)  Exculpation. The powers conferred on Intercreditor Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Intercreditor Agent shall have no duty as to any Collateral, it being understood that Intercreditor Agent shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not Intercreditor Agent has or is deemed to have knowledge of such matters, (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Collateral) to preserve rights against any parties with respect to any Collateral, (c) taking any necessary steps to collect or realize upon the Obligations or any guarantee therefor, or any part thereof, or any of the Collateral, (d) initiating any action to protect the Collateral against the possibility of a decline in market value, (e) any loss resulting from Investments made, held or sold pursuant to Section 4, except for a loss resulting from Intercreditor Agent's gross negligence or wilful misconduct in complying with Section 4, or (f) determining (i) the correctness of any statement or calculation made by Pledgor in any written or telex (tested or otherwise) instructions or (ii) whether any transfer to the Holding Account is proper. Intercreditor Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Intercreditor Agent accords its own property of like kind. In addition to the foregoing and without limiting the generality thereof, Intercreditor Agent shall not be responsible for any actions or omissions of Financial Institution.

           (ii)  Indemnification. Pledgor agrees to indemnify Intercreditor Agent from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Intercreditor Agent's gross negligence or wilful misconduct as finally determined by a court of competent jurisdiction.

          (iii)  Reasonable Reliance. Intercreditor Agent shall be fully protected and shall suffer no liability in acting in accordance with any written instructions reasonably believed by it to have been given by Pledgor, to the extent provided in Section 4(b), with respect to any Investments of any amounts held for the credit of the Holding Account.

          (iv)  Expenses. Pledgor shall pay to Intercreditor Agent upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Intercreditor Agent may reasonably incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Intercreditor Agent hereunder, or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

        SECTION 17. Resignation and Removal of Financial Institution.

         (a)  Removal. Financial Institution may be removed at any time by written notice given by Intercreditor Agent to Financial Institution and Pledgor, but such removal shall not become effective until a successor Financial Institution shall have been appointed by Intercreditor Agent and shall have accepted such appointment in writing.

         (b)  Resignation. Financial Institution may resign at any time by giving not less than thirty days' written notice to Intercreditor Agent and Pledgor, but such removal shall not become effective until a successor Financial Institution shall have been appointed by Intercreditor Agent and shall have accepted such appointment in writing. If an instrument of acceptance by a successor Financial Institution shall not have been delivered to the resigning Financial Institution within thirty days after the giving of any such notice of resignation, the resigning Financial Institution may, at the expense of Pledgor, petition any court of competent jurisdiction for the appointment of a successor Financial Institution.

         (c)  Successor Financial Institution. Any successor Financial Institution shall be (i) Goldman, Sachs & Co., (ii) The Bank of Nova Scotia Trust Company of New York, or (iii) a corporation qualified to, and located in, New York, which (A) is authorized to exercise corporation trust powers, (B) is subject to supervision or examination by the applicable Governmental Authority, (C) has a combined capital and surplus of at least Five Hundred Million Dollars (US$500,000,000), and (D) has a long-term credit rating of not less than "A-" or "A3", respectively, by any Rating Agency; and provided, that any such bank with a long-term credit rating of "A-" or "A3"" shall not cease to be eligible to act as Financial Institution upon a downward change in either such rating of no more than one category or grade of such minimum rating, as the case may be. If any successor Financial Institution does not accept deposits for non-fiduciary customers it may establish, in its name as custodian under this agreement, appropriate deposit accounts ("Substitute Deposit Accounts") to hold any cash balances which would otherwise have been held for the credit of the Pledgor. The Substitute Deposit Accounts may be established with any depository institution, including a depository institution affiliated with the successor Financial Institution, that (1) has one of the three highest deposit ratings available from any Rating Agency or, if the institution is not rated, is a subsidiary of a holding company that has one of the three highest long term credit ratings available from any Rating Agency, (2) is a member of the Federal Deposit Insurance Corporation, and (3) has Tier 1 capital (as defined in such regulations of its primary Federal banking regulator) of not less than $500,000,000. In such circumstances, the successor Financial Institution shall credit the Substitute Deposit Account to the Holding Account.

         (d)  Process of Succession. Upon the appointment of a successor Financial Institution and its acceptance of such appointment, the resigning or removed Financial Institution shall transfer all items of Collateral held by it to such successor (which items of Collateral shall be transferred to an appropriate new Holding Account established and maintained by such successor). Following such appointment all references herein to Financial Institution shall be deemed a reference to such successor; provided that the provisions of Section 16(a) hereof shall continue to inure to the benefit of the resigning or removed Financial Institution with respect to any actions taken or omitted to be taken by it under this Agreement while it was Financial Institution hereunder.

        SECTION 18. Continuing Security Interest; Termination of Obligations of Financial Institution.

         (a)  This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the earlier of (A) the date the amounts on deposit in the Holding Account are transferred to the Bank Proceeds Account in accordance with Section 8(b) and (B) the Termination Date, (ii) be binding upon Pledgor, its successors and assigns, and (iii) inure, together with the rights and remedies of Intercreditor Agent hereunder, to the benefit of Intercreditor Agent, the Secured Parties and their respective successors, transferees and assigns. On the Termination Date, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination Intercreditor Agent shall, at Pledgor's expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination and Pledgor shall be entitled to the return, upon its request and at its expense, against receipt and without recourse to Intercreditor Agent, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof. Financial Institution shall not be released from its obligations hereunder, and shall continue to maintain any Collateral in accordance with this Agreement, until notified in writing by Intercreditor Agent that this Agreement has terminated and so long as Intercreditor Agent has not withdrawn such notification.

         (b)  In the event that any part of the Collateral is withdrawn in accordance with the Credit Agreement (other than to the Bank Proceeds Account in accordance with Section 8(b) hereof), such Collateral will be transferred or otherwise disposed of, and released free and clear of the Liens created by this Agreement and the Intercreditor Agent, at the reasonable request and expense of the Pledgor, will duly and promptly assign, transfer, deliver and release to the Pledgor or its designee (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so transferred or otherwise disposed of or released. In connection with any disposition or release pursuant to this Section 18, the Intercreditor Agent shall, at the Pledgor's expense, execute and deliver to the Pledgor such documents (including UCC-3 termination statements) as the Pledgor may reasonably request.

        SECTION 19. Intercreditor Agent.

         (a)  Agency. Intercreditor Agent has been appointed to act as Intercreditor Agent hereunder by Secured Parties pursuant to the Intercreditor Agreement. Intercreditor Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Intercreditor Agreement. Upon any termination of the Intercreditor Agreement, the Intercreditor Agent may assign this Agreement to the Administrative Agent and the Mortgage Notes Indenture Trustee and their respective successors or assigns acting on their behalf.

         (b)  Identity of Agent. Intercreditor Agent shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to the Credit Agreement shall also constitute notice of resignation as Intercreditor Agent under this Agreement; removal of Administrative Agent pursuant to the Credit Agreement shall also constitute removal as Intercreditor Agent under this Agreement; and substitution of a successor Administrative Agent pursuant to the Credit Agreement shall also constitute substitution of a successor Intercreditor Agent under this Agreement. Upon the acceptance of any appointment as Administrative Agent under the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Intercreditor Agent under this Agreement, and the retiring or removed Intercreditor Agent under this Agreement shall promptly (i) transfer to such successor Intercreditor Agent all items of Collateral held by Intercreditor Agent (which as appropriate shall be credited to, and held for the credit of, any new Holding Account established and maintained by such successor Intercreditor Agent), together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Intercreditor Agent under this Agreement, and (ii) execute and deliver to such successor Intercreditor Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Intercreditor Agent of the security interests created hereunder, whereupon such retiring or removed Intercreditor Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Intercreditor Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Intercreditor Agent hereunder.

        SECTION 20. Amendments, Etc. No amendment or waiver of any provision of this Agreement, or consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by the other parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

        SECTION 21. Notices. Any communications between the parties hereto or notices provided herein to be given may be given to the address of the party as set forth under such party's name on the signature pages hereof. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by reputable overnight delivery service, (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by prepaid telex, or by telecopy with correct answer back received. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is validly transmitted if transmitted before 4 p.m., recipient's time, and if transmitted after that time, on the next following Banking Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location by giving of no less than twenty (20) days' notice to the other parties in the manner set forth hereinabove.

        SECTION 22. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Intercreditor Agent in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        SECTION 23. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        SECTION 24. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

        SECTION 25. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. REGARDLESS OF ANY PROVISION IN ANY OTHER AGREEMENT, FOR PURPOSES OF THE UCC, WITH RESPECT TO THE HOLDING ACCOUNT NEW YORK SHALL BE DEEMED TO BE THE BANK'S JURISDICTION (WITHIN THE MEANING OF SECTION 9-304 OF THE UCC) AND THE SECURITIES INTERMEDIARY'S JURISDICTION (WITHIN THE MEANING OF SECTION 8-110 OF THE UCC).

        SECTION 26. Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Pledgor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Pledgor at its address provided in Section 21, such service being hereby acknowledged by Pledgor to be sufficient for personal jurisdiction in any action against Pledgor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Intercreditor Agent to bring proceedings against Pledgor in the courts of any other jurisdiction.

        SECTION 27. Waiver of Jury Trial. PLEDGOR, FINANCIAL INSTITUTION AND INTERCREDITOR AGENT HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Pledgor and Intercreditor Agent each acknowledge that this waiver is a material inducement for Pledgor and Intercreditor Agent to enter into a business relationship, that Pledgor and Intercreditor Agent have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Pledgor and Intercreditor Agent further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

        SECTION 28. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

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        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

PLEDGOR:

LAS VEGAS SANDS, INC., a Nevada corporation
By:	/s/ HARRY MILTENBERGER
Name: Harry Miltenberger Title: Vice President Finance & Secretary
Notice Address:	3355 Las Vegas Blvd South Room 1A Las Vegas, Nevada 89109
Facsimile Number:	(702) 733-5499
VENETIAN CASINO RESORT, LLC, a Nevada limited liability company
By:	LAS VEGAS SANDS INC., its managing member
By:	/s/ HARRY MILTENBERGER
Name: Harry Miltenberger Title: Vice President Finance & Secretary

FINANCIAL INSTITUTION:

THE BANK OF NOVA SCOTIA, a Canadian chartered bank
By:	/s/ ALAN PENDERGAST
Name: Alan Pendergast Title: Managing Director
Notice Address:	The Bank of Nova Scotia 580 California Street San Francisco, CA 94104
Attention:	Alan Pendergast
Facsimile Number:	(415) 397-0791
with a copy to:	The Bank of Nova Scotia 600 Peachtree Street, N.E. Atlanta, GA 30308
Attention:	Hilma Gabbidon and Vicki Gibson
Facsimile Number:	(404) 888-8998

INTERCREDITOR AGENT:

THE BANK OF NOVA SCOTIA, a Canadian chartered bank, as Intercreditor Agent
By:	/s/ ALAN PENDERGAST
Name: Alan Pendergast Title: Managing Director
Notice Address:	The Bank of Nova Scotia 580 California Street 21st Floor San Francisco, CA 94104
Attention:	Alan Pendergast
Facsimile Number:	(415) 397-0791
with a copy to:	The Bank of Nova Scotia Loan Administration 600 Peachtree Street, N.E. Atlanta, GA 30308
Attention:	Hilma Gabbidon and Vicki Gibson
Facsimile Number:	(404) 888-8998

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HOLDING ACCOUNT AGREEMENT
PRELIMINARY STATEMENTS
PLEDGOR
FINANCIAL INSTITUTION
INTERCREDITOR AGENT